Exhibit 99.1

    Forest Oil Announces Fourth Quarter and Full Year 2006 Results
          Including Highly Successful 2006 Drilling Program


    Forest's Remainco reserve replacement ratio was 372% from all capital activities, with finding, development and acquisition costs of $2.15 per Mcfe

    Forest's Remainco organic reserve replacement ratio was 258%, with finding and development costs of $2.09 per Mcfe

    Forest's Remainco full year 2006 average net sales volumes increased 14% to 310 MMcfe/d

    Forest's Remainco all-in cash costs decreased on a per-unit basis by 4% in 2006 to $2.68 per Mcfe

    First Barnett Shale well test was successful with initial production rate of 2.1 MMcfe/d


    DENVER--(BUSINESS WIRE)--Feb. 26, 2007--Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced financial and operational results for the fourth quarter and full year 2006. The Company reported the following full year 2006 highlights:

    -- Forest's Remainco reserve replacement ratio was 372% from all capital activities, with finding, development and acquisition costs of $2.15 per Mcfe

    -- Forest's Remainco net sales volumes were 310 MMcfe/d, an increase of 14% compared to 2005 Remainco

    -- Adjusted EBITDA was $516 million, an increase of 20% compared to 2005 Remainco

    -- Discretionary cash flow was $435 million, an increase of 16% compared to 2005 Remainco

    -- Forest's distribution to shareholders of over $1 billion of Mariner Energy stock

    H. Craig Clark, President and CEO, stated, "We had a great year in 2006. Our focus on cost control resulted in operations and investment costs being essentially flat year over year with excellent reserve replacement and associated finding costs. Given the early announcements we have seen so far, we believe our investment and operating cost metrics will hold up very well in industry comparisions this year. We also were able to increase production by 14% with 10% being organically generated. To be able to achieve these attractive results in an environment of elevated service costs and in a year in which much of management's time was devoted to the spin-off of our Gulf of Mexico assets is remarkable. We believe that the assets we have agreed to acquire in the Houston Exploration transaction will generate similar investment results over time. We will employ the same strategy, to extract costs and re-allocate capital, at Houston Exploration that we have successfully employed at Forest."

    In this release, when we refer to "Remainco", we mean the portion of Forest not included in the March 2, 2006 spin-off of our Gulf of Mexico operations and subsequent merger of those operations with a subsidiary of Mariner Energy, Inc. We refer to the operations spun-off as "Spinco". When we refer to "Total Company" or "Forest", we mean Remainco or, for the time prior to the spin-off, Remainco and Spinco added together.


                             SALES VOLUMES


    For the year ended December 31, 2006, Remainco's oil and gas sales volumes increased to 310 MMcfe/d or 14% over Remainco's 272 MMcfe/d in the corresponding period in 2005. The following table sets forth Forest's sales volumes for the three months and years ended December 31, 2006 and 2005 displayed for both Remainco and Total Company:


                                      Three Months Ended  Years Ended
                                         December 31,    December 31,
                                      ------------------ -------------
                                         2006     2005   2006   2005
                                      ----------- ------ ------ ------
DAILY VOLUMES
Daily natural gas sales volumes
 (MMcf):
United States                              115.9   97.4  115.8   92.5
Canada                                      71.5   57.0   66.7   51.8
                                      ----------- ------ ------ ------
  Total Remainco                           187.4  154.4  182.5  144.3

  Spinco                                       -   83.5   17.5  134.6
                                      ----------- ------ ------ ------
    Total Company                          187.4  237.9  200.0  278.9
                                      =========== ====== ====== ======

Daily oil and condensate sales
 volumes (MBbls):
United States                               13.7   14.1   13.9   14.6
Canada                                       2.0    2.2    2.0    2.3
                                      ----------- ------ ------ ------
  Total Remainco                            15.7   16.3   15.9   16.9

  Spinco                                       -    2.4    0.5    5.7
                                      ----------- ------ ------ ------
    Total Company                           15.7   18.7   16.4   22.6
                                      =========== ====== ====== ======

Daily natural gas liquids sales
 volumes (MBbls):
United States                                4.8    4.1    4.3    3.2
Canada                                       1.0    1.0    1.1    1.1
                                      ----------- ------ ------ ------
  Total Remainco                             5.8    5.1    5.4    4.3

  Spinco                                       -    0.9    0.2    2.0
                                      ----------- ------ ------ ------
    Total Company                            5.8    6.0    5.6    6.3
                                      =========== ====== ====== ======

Equivalent daily sales volumes
 (MMcfe):
United States                              227.4  206.4  224.6  200.0
Canada                                      89.7   76.3   85.4   72.4
                                      ----------- ------ ------ ------
  Total Remainco                           317.1  282.7  310.0  272.4

  Spinco                                       -  103.7   22.0  180.3
                                      ----------- ------ ------ ------
    Total Company                          317.1  386.4  332.0  452.7
                                      =========== ====== ====== ======


                       ESTIMATED PROVED RESERVES


    Forest reported year end estimated proved reserves of approximately 1,455 Bcfe, all of which are located in North America. The estimated proved reserves, which are 71% proved developed, consist of approximately 53% natural gas and 47% liquids. The pre-tax present value of estimated proved reserves at year end, based on constant prices and costs and discounted at 10% totaled $3.3 billion. The valuation was based on year end gas prices of $5.64 per MMbtu and oil prices of $61.05 a barrel NYMEX, compared to gas prices of $10.08 per MMbtu and oil prices of $61.04 a barrel NYMEX one year earlier. Forest's estimated proved reserves were audited by an independent third party engineering firm.


                          CAPITAL ACTIVITIES


    In the fourth quarter of 2006, Forest invested $140 million in exploration and development and acquisition activities. The following table summarizes these capital expenditures (in millions):



                                      U.S.  Canada International Total
                                      ----- ------ ------------- -----
Exploration and development           $103     32             1   136
Acquisitions                             4      -             -     4
                                      ----- ------ ------------- -----

Total                                 $107     32             1   140
                                      ===== ====== ============= =====


    For the year ended December 31, 2006, Remainco invested $904 million in exploration and development and acquisition activities. The following table summarizes these capital expenditures (in millions):


                                      U.S.  Canada International Total
                                      ----- ------ ------------- -----
Exploration and development           $431    151             7   589
Acquisitions                           315      -             -   315
                                      ----- ------ ------------- -----

Total                                 $746    151             7   904
                                      ===== ====== ============= =====


                     FOURTH QUARTER 2006 RESULTS


    For the quarter ended December 31, 2006, Forest reported net earnings of $30.8 million or $.49 per basic share. This amount is a decrease of 32% compared to Remainco's net earnings of $45.4 million or $.73 per basic share in the corresponding period in 2005. The net earnings for the quarter ended December 31, 2006 were affected by the following items:

    -- Net unrealized gains on derivative instruments and foreign currency exchange effects of $12.3 million ($6.9 million net of tax)

    -- Impairment related to expired concessions in Italy of $1.6 million ($1.0 million net of tax)

    Without the effect of these items, Forest's net earnings would have been $25.0 million or $.40 per basic share. This amount compares to Remainco's net earnings of $34.5 million or $.56 per basic share in the corresponding 2005 period computed on a comparable basis excluding unrealized gains on derivative instruments of $24.5 million ($15.2 million net of tax) and additional tax expense of $4.3 million ($4.3 million net of tax) relating to a repatriation dividend from Canada. Adjusted earnings in the fourth quarter of 2006 decreased compared to the same period in 2005 despite higher production volumes primarily as a result of lower natural gas prices, higher depreciation and depletion and interest expense and a higher income tax rate.

    Forest's income tax rate was 42.1% in the quarter ended December 31, 2006 compared to Remainco's 38.5% for the corresponding period in 2005. The increase in rate was due to adjustments related to state taxes including the expiration of state net operating losses.

    Forest's adjusted EBITDA increased 8% compared to Remainco in the fourth quarter of 2005 to $129 million due to higher production volumes. Forest's discretionary cash flow was $102 million, a decrease of 6% compared to Remainco in the fourth quarter of 2005, primarily a result of higher interest expense.

    Forest's oil and gas sales revenue decreased 9% during the fourth quarter of 2006 to $184.2 million compared to Remainco's $202.6 million in the fourth quarter of 2005. The decrease was primarily the result of a 36% decrease in natural gas prices partially offset by a 21% increase in natural gas sales volumes. The following table reflects sales price information for the three months ended December 31, 2006 and 2005 displayed for both Remainco and Total Company:


                                           Remainco     Total Company
                                       ---------------- --------------
                                       Three Months Ended December 31,
                                       -------------------------------
                                        2006     2005   2006    2005
                                       -------- ------- ------ -------
NATURAL GAS (per Mcf except NYMEX):
NYMEX (per MMBtu)                       $ 6.55   12.96   6.55   12.96

Sales price                             $ 5.45    8.98   5.45   10.10
Effects of energy derivatives (1)         0.09   (0.27)  0.09   (2.00)
                                       -------- ------- ------ -------
  Average sales price                   $ 5.54    8.71   5.54    8.10

  Average natural gas differential      $ 1.10    3.98   1.10    2.86

LIQUIDS (per Bbl):
OIL AND CONDENSATE:
NYMEX                                   $60.22   60.05  60.22   60.05

Sales price                             $53.77   54.58  53.77   55.19
Effects of energy derivatives (1)        (3.31) (13.01) (3.31) (13.89)
                                       -------- ------- ------ -------
  Average sales price                   $50.46   41.57  50.46   41.30

NATURAL GAS LIQUIDS:
Sales price                             $29.17   35.38  29.17   35.69

LIQUIDS SUMMARY (per Bbl):
Sales price                             $47.06   50.04  47.06   50.48
Effect of energy derivatives (1)         (2.41)  (9.94) (2.41) (10.53)
                                       -------- ------- ------ -------
  Average sales price                   $44.65   40.10  44.65   39.95

  Average liquids differential          $13.16   10.01  13.16    9.57

    _________________________

    (1) For 2006, this represents amortization of hedging gains and losses as the result of electing to discontinue hedge accounting in March 2006. As such, this does not include realized and unrealized gains and losses on derivative instruments. For 2005, this reflects the effects of using cash flow hedge accounting on qualifying derivative instruments.

    The components of oil and gas production expense attributable to Remainco were as follows for the three months ended December 31, 2006 and 2005:


                                   Three Months Ended December 31,
                               ---------------------------------------
Remainco                           2006      Per Mcfe  2005   Per Mcfe
                               ------------- -------- ------- --------
                               (In thousands, except per-unit amounts)
Direct operating expense and
 overhead                           $34,068     1.17  27,261     1.05
Workovers                             4,983     0.17   5,789     0.22
Hurricane repairs                         -        -     399     0.02
                               ------------- -------- ------- --------
  Lease operating expense            39,051     1.34  33,449     1.29

Production and property taxes         8,342     0.29  10,990     0.42
Transportation and processing
 costs                                6,011     0.21   4,248     0.16
                               ------------- -------- ------- --------

  Total                             $53,404     1.84  48,687     1.87
                               ============= ======== ======= ========


    Forest's per-unit oil and gas production expense decreased 2% to $1.84 per Mcfe in 2006 from Remainco's $1.87 per Mcfe in 2005.

    Forest's lease operating expense (LOE) increased 17% to $39.1 million for the quarter ended December 31, 2006 from Remainco's $33.4 million for the corresponding period in 2005. On a per-unit basis, LOE increased 4% to $1.34 per Mcfe in 2006 from Remainco's $1.29 per Mcfe in 2005.

    Forest's production and property taxes decreased 24% to $8.3 million during the fourth quarter of 2006 compared to Remainco's $11.0 million during the fourth quarter of 2005. The decrease was primarily attributable to lower wellhead prices and severance tax incentive credits in Texas. As a percentage of oil and natural gas revenue, excluding hedging gains and losses, production and property taxes for the three months ended December 31, 2006 for Forest were 4.5% and in the comparable period of 2005 were 4.9% for Remainco.

    General and administrative expense decreased 18% to $9.6 million for the quarter ended December 31, 2006 compared to $11.6 million for the corresponding period in 2005. General and administrative expense on a per-unit basis without stock-based compensation decreased 40% to $.26 per Mcfe for the quarter ended December 31, 2006 compared to $.43 per Mcfe for the corresponding period in 2005. The decrease resulted primarily from reduced insurance expense.

    Depreciation and depletion expense increased 13% to $63.5 million for the quarter ended December 31, 2006 from $56.4 million for the corresponding period in 2005. On a per-unit basis, the depreciation and depletion rate was $2.18 per Mcfe for the quarter ended December 31, 2006 compared to $2.17 per Mcfe in the corresponding period in 2005.


                             2006 RESULTS


    For the year ended December 31, 2006, Remainco had net earnings of $161.6 million or $2.60 per basic share. This amount is an increase of 68% compared to Remainco's net earnings of $96.2 million or $1.57 per basic share for the year ended December 31, 2005. The net earnings for the year ended December 31, 2006 were affected by the following items:

    -- Net unrealized gains on derivative instruments and foreign currency exchange effects of $69.9 million ($42.0 million net of tax)

    -- Stock-based compensation recorded in connection with the Mariner transaction of $5.9 million ($3.6 million net of tax)

    -- Non-recurring Spin-off and merger costs associated with the Mariner transaction in the amount of $5.4 million ($5.4 million net of tax)

    -- Income from discontinued operations of $3.6 million ($2.4 million net of tax)

    --  Reduction in the deferred tax liability of $18.0 million
        ($18.0 million net of tax) to reflect lower statutory rates in Alberta and a change in the Texas state tax regulations

    -- Impairment of a dry hole drilled in Gabon and expired concessions in Italy of $3.7 million ($2.3 million net of tax)

    Without the effect of these items, Remainco's net earnings would have been $110.4 million, or $1.77 per basic share. This amount compares to Remainco's net earnings of $111.5 million or $1.82 per basic share in the corresponding 2005 period. The net earnings for the year ended December 31, 2005 were affected by the following items:

    -- Unrealized losses on derivative instruments of $12.6 million ($7.8 million net of tax)

    -- Non-cash charge of $2.2 million ($1.3 million net of tax) representing the Company's 40% share of a valuation allowance that the Cook Inlet Pipeline Company recorded against a portion of its deferred tax assets

    -- Impairment of certain international properties, principally Romania of $2.9 million ($1.8 million net of tax)

    -- Additional tax expense of $4.3 million ($4.3 million net of tax) relating to a repatriation dividend from Canada

    Adjusted earnings for the year ended December 31, 2006 were similar to 2005 primarily as a result of higher production volumes and higher liquid prices partially offset by lower natural gas prices and higher depreciation and depletion and interest expense.

    Remainco's adjusted EBITDA increased 20% in 2006 compared to 2005 to $516 million due to higher production volumes. Remainco's discretionary cash flow was $435 million, an increase of 16% compared to 2005, primarily a result of higher production volumes.

    Remainco's oil and gas sales revenue increased 15% for the year ended December 31, 2006 to $768.2 million compared to Remainco's $670.2 million in 2005. The increase was primarily the result of a 26% increase in natural gas sales volumes partially offset by a 15% decline in natural gas prices. The following table reflects sales price information for the years ended December 31, 2006 and 2005 displayed for both Remainco and Total Company:


                                            Remainco    Total Company
                                         -------------- --------------
                                           Years Ended December 31,
                                         -----------------------------
                                          2006   2005   2006    2005
                                         ------- ------ ------ -------
NATURAL GAS (per Mcf except NYMEX):
NYMEX (per MMBtu)                        $ 7.22   8.60   7.22    8.60

Sales price                              $ 5.57   6.86   5.83    7.37
Effects of energy derivatives (1)         (0.01) (0.31) (0.25)  (1.01)
                                         ------- ------ ------ -------
  Average sales price                    $ 5.56   6.55   5.58    6.36

  Average natural gas differential       $ 1.65   1.74   1.39    1.23

LIQUIDS (per Bbl):
OIL AND CONDENSATE:
NYMEX                                    $66.25  56.70  66.25   56.70

Sales price                              $60.81  51.31  60.79   51.67
Effects of energy derivatives (1)         (3.55) (6.77) (4.34) (10.07)
                                         ------- ------ ------ -------
  Average sales price                    $57.26  44.54  56.45   41.60

NATURAL GAS LIQUIDS:
Sales price                              $33.73  30.89  33.85   30.76

LIQUIDS SUMMARY (per Bbl):
Sales price                              $53.95  47.11  53.93   47.10
Effect of energy derivatives (1)          (2.65) (5.38) (3.23)  (7.87)
                                         ------- ------ ------ -------
  Average sales price                    $51.30  41.73  50.70   39.23

  Average liquids differential           $12.30   9.59  12.32    9.60

    _________________________

    (1) For 2006, this represents amortization of hedging gains and losses as the result of electing to discontinue hedge accounting in March 2006. As such, this does not include realized and unrealized gains and losses on derivative instruments. For 2005, this reflects the effects of using cash flow hedge accounting on qualifying derivative instruments.

    The components of oil and gas production expense attributable to Remainco were as follows for the years ended December 31, 2006 and 2005:


                                      Years Ended December 31,
                               ---------------------------------------
Remainco                          2006      Per Mcfe  2005    Per Mcfe
                               ------------ -------- -------- --------
                               (In thousands, except per-unit amounts)
Direct operating expense and
 overhead                         $123,191     1.09  103,742     1.05
Workovers                           13,369     0.12   17,096     0.17
Hurricane repairs                       18        -      399        -
                               ------------ -------- -------- --------
  Lease operating expense          136,578     1.21  121,237     1.22

Production and property taxes       38,890     0.34   40,400     0.41
Transportation and processing
 costs                              21,532     0.19   16,116     0.16
                               ------------ -------- -------- --------

  Total                           $197,000     1.74  177,753     1.79
                               ============ ======== ======== ========


    Remainco's per-unit oil and gas production expense decreased 3% to $1.74 per Mcfe in 2006 from Remainco's $1.79 per Mcfe in the same period in 2005.

    Remainco's lease operating expense (LOE) increased 13% to $136.6 million for the year ended December 31, 2006 from Remainco's $121.2 million in 2005. However, on a per-unit basis, LOE decreased 1% to $1.21 per Mcfe in 2006 from Remainco's $1.22 per Mcfe in the same period in 2005.

    Remainco's production and property taxes decreased 4% to $38.9 million for the year ended December 31, 2006 compared to Remainco's $40.4 million during 2005. The decrease was primarily attributable to severance tax incentive credits in Texas. As a percentage of oil and natural gas revenue, excluding hedging gains and losses, Remainco's production and property taxes for the years ended December 31, 2006 and 2005 were 4.9% and 5.5%, respectively.

    For the year ended December 31, 2006, Remainco's general and administrative expense increased 14% to $48.0 million compared to $41.9 million for the corresponding period in 2005. The increase for the year resulted primarily from stock-based compensation offset by decreased salaries and wages as a result of fewer employees following the Spin-off.

    For the year ended December 31, 2006, Remainco's general and administrative expense on a per-unit basis without stock-based compensation decreased 27% to $.30 per Mcfe compared to $.41 per Mcfe for the corresponding period in 2005. The decrease for the year resulted primarily from decreased salaries and wages as a result of fewer employees following the Spin-off.

    For the year ended December 31, 2006, Remainco's depreciation and depletion expense increased 20% to $244.7 million from $204.3 million for the corresponding period in 2005. On a per-unit basis, the depreciation and depletion rate was $2.16 per Mcfe for 2006 compared to $2.06 per Mcfe in 2005. The increase for the year ended December 31, 2006 compared to 2005 is primarily due to higher estimated drilling and completion costs on future development activities.


                              DERIVATIVES


    Forest currently has derivatives in place for 2007 through 2010 covering the aggregate average daily volumes and weighted average prices shown below. The following is a summary of derivatives Forest has in place as of February 26, 2007:



                                    Remainder
                            1Q 2007    2007      2008     2009   2010
                            ------- ---------   ------   ------ ------
Natural gas swaps:
Contract volumes (Bbtu/d)     20.0      60.0 (1)
Weighted average price (per
 MMBtu)                     $ 8.10      7.88

Natural gas collars:
Contract volumes (Bbtu/d)     35.0      35.0     10.0 (1)
Weighted average ceiling
 price (per MMBtu)          $11.70     11.70     9.57
Weighted average floor
 price (per MMBtu)          $ 8.76      8.76     7.75

Oil swaps:
Contract volumes (MBbls/d)     7.0       7.0      6.5      4.5    1.5
Weighted average price (per
 Bbl)                       $70.03     70.03    69.72    69.01  72.95

Oil collars:
Contract volumes (MBbls/d)     4.0       4.0
Weighted average ceiling
 price (per Bbl)            $87.18     87.18
Weighted average floor
 price (per Bbl)            $65.81     65.81

    _________________________

    (1) 40.0 of the 60.0 Bbtu/d of natural gas swaps and the 2008 natural gas collars were entered into in anticipation of Forest's proposed acquisition of The Houston Exploration Company.


                      OPERATIONAL PROJECT UPDATE


    WESTERN BUSINESS UNIT

    In 2006, the Western Business Unit drilled 265 gross wells with a 99% success rate.

    Buffalo Wallow Area - Texas Panhandle (66-100% WI) - During the fourth quarter, 13 wells were drilled with a 100% success rate, bringing the total drilling well count for 2006 to 57 wells, also at a 100% success rate. Forest also increased net production to a record 40 MMcfe/d during the quarter. Forest's gross acreage position increased 37% during the year to 45,400 acres. Recent offset drilling at Frye Ranch has yielded two completions which tested 4.4 MMcfe/d and 2.7 MMcfe/d.

    Greater Vermejo/Haley Area - West Texas (42-100% WI) - Forest continues to operate one drilling rig and one re-entry rig. The latest re-entry tested 1.1 MMcfe/d. There are three re-entries planned for the first quarter of 2007. Forest increased its 2006 gross acreage position by 51% to a total of 45,700 acres. The large 3-D seismic survey over this area is expected to be processed by mid-2007.

    Central Midland Basin - West Texas (100% WI) - A total of 21 wells were drilled with a 100% success rate. Initial production rates ranged from 55 to 376 Boe/d on the shallow oil programs. The 2006 program increased gross production at the Tex-Mex field by 58%. An additional 726 gross acres were recently acquired to extend the western side of the field. Forest has initiated an infill drilling program on the Martin Field following the acquisition of our partner's 50% WI in the field. At year end 2006, Forest has identified approximately 1,200 potential locations on its acreage position in the Central Midland Basin.

    SOUTHERN BUSINESS UNIT

    In 2006, the Southern Business Unit drilled 56 gross wells with an 89% success rate.

    East Texas Cotton Valley Area - Rusk, Harris & Panola Counties, Texas (52-100% WI) - During the fourth quarter, 16 wells were drilled with a 100% success rate. Total net production reached a record 21 MMcfe/d in the fourth quarter, a 54% increase since closing the acquisition on March 31, 2006. First sales into Forest's new low-pressure gathering and processing facilities were initiated on January 1, 2007. All production is expected to be tied into these facilities by the end of the third quarter 2007.

    Katy Field - Waller, Harris and Ft. Bend Counties, Texas (54% WI)
- Gross production increased from 13 MMcfe/d to 20 MMcfe/d in the fourth quarter as a result of Forest's activity since taking over operations in August 2006. Five shallow Frio wells were drilled in the fourth quarter with IP's averaging 930 Mcfe/d. The first Middle Wilcox well was drilled and recently completed at an initial rate of 2.5 MMcfe/d. The second Middle Wilcox well is drilling using the newly commissioned Lantern Rig #10. A nine well Wilcox recompletion / re-entry program was started in the first quarter of 2007. Additional compression is also being installed to handle the increased volumes and optimize gathering infrastructure in the field.

    Sabine Area - Calcasieu Parish, Louisiana (23-45% WI) - Forest participated in the drilling of a successful exploration well on the Company's large Sabine acreage position. The well was completed at a rate of 5.2 MMcfe/d and is currently flowing to sales. Additional 3-D seismic is being shot over 131 square miles, and is expected to be completed by mid-2007.

    Barnett Shale - Hill County, Texas (50% WI) - The first horizontal well on Forest's JV acreage position was fracture stimulated and is currently producing up the casing at 2.1 MMcfe/d. The second well is underway with Forest conducting operations.

    CANADA BUSINESS UNIT

    In 2006, the Canada Business Unit drilled 60 gross wells with a 100% success rate.

    Wild River Area - Alberta, Canada (25-100% WI) - A total of 10 wells were drilled during the fourth quarter at a 100% success rate. The average initial production rate for these wells was 3 MMcfe/d, the best average rates to date. Net production reached a record 37 MMcfe/d during the quarter despite major compression repairs in the fourth quarter. A new gas processing plant with improved NGL recoveries and lower gathering fees is expected to be in service in the second quarter of 2007.

    Sundance/Ansell Area - Alberta, Canada (50% WI) - Two additional exploratory wells were completed at rates of 2.0 MMcfe/d and 2.6 MMcfe/d. A third well reached TD and is awaiting completion. Deep rights in five additional sections were acquired in the fourth quarter, increasing our gross acreage position to 26,200 acres. Two additional wells are planned in the first quarter of 2007.

    Hinton Area - Alberta, Canada (33-50% WI) - The second exploratory well was successful and is testing at a rate of 6.5 MMcfe/d, the best Forest interest well in the area to date. A follow-up delineation well is currently drilling. Forest holds 9,000 gross acres in this field.

    Copton/Palliser/Narraway Areas - Alberta Foothills, Canada (50%
WI) - The Copton 10-33 exploratory well was completed at a rate of 2 MMcfe/d. A second exploratory well is currently drilling in the Palliser area. The West Narraway pipeline is expected to be in service in the second quarter of 2007 to bring the Narraway 13-2 (4.8 MMcfe/d) on-line.


                            2007 GUIDANCE


    The guidance below represents Forest's guidance for 2007 without consideration of the announced acquisition of The Houston Exploration Company (Houston Ex) or the announced intended sale of its Alaska properties. It is based on estimated exploration and development capital expenditures approximately 15% less than the Company spent in 2006. The Company intends to revise its guidance when it closes the acquisition of Houston Ex and sells its Alaska properties.

    Daily Production. We estimate that our 2007 daily average production will be in the range of 320 to 340 MMcfe/d for the full year of 2007. In the first quarter, we estimate that production will be adversely affected by 1.2 Bcfe due to severe winter weather downtime and crude transportation issues related to refinery outages in the Texas of Panhandle.

    Liquids Production. We estimate that our 2007 daily average production of oil and natural gas liquids will be between 21,000 and 23,000 Bbls/d.

    Gas Production. We estimate that our 2007 daily average natural gas production will be between 195 and 205 MMcf/d.

    Gas Differentials. Based on current market prices, we estimate that our first quarter 2007 gas price differential from NYMEX will be between $1.25 and $1.50 per Mcf.

    Liquids Differentials. Based on current market prices, we estimate that our first quarter 2007 liquids price differential from NYMEX will be between $10.00 and $13.00 per Bbl.

    Production Expense. Our oil and gas production expense (which includes LOE, ad valorem taxes, production taxes and product processing, gathering and transportation) varies in response to several factors. Among the most significant of these factors are additions to or deletions from our property base, changes in production taxes, general changes in the prices of services and materials that are used in the operation of our properties and the amount of repair and workover activity required. We expect that our 2007 production expense will be between $205 million and $215 million.

    General and Administrative Expense (G&A). We estimate our 2007 G&A expense, exclusive of non-cash charges relating to FAS 123(R) will be between $38 million and $42 million.

    Stock-based Compensation (FAS 123(R)) Expense. We estimate that we will incur non-cash charges pursuant to FAS 123(R) of approximately $13 million in 2007.

    Depreciation, Depletion and Amortization (DD&A). We estimate that our 2007 DD&A rate will be between $2.20 and $2.30 per Mcfe during 2007.

    Capital Expenditures. We estimate that expenditures for exploration and development will be between $480 million and $520 million in 2007. Some of the factors impacting the level of capital expenditures in 2007 include the cost and availability of oil field services and weather disruptions.

    Prices for Forest's products are determined primarily by prevailing market conditions. Market conditions for these products are influenced by regional and worldwide economic and political conditions, consumer product demand, weather and other substantially variable factors. These factors are beyond Forest's control and are difficult to predict. In addition, prices received by Forest for its oil and gas production may vary considerably due to differences between regional markets, transportation availability and demand for different grades of products. Forest's financial results and resources are highly influenced by this price volatility.

    Estimates for Forest's future production are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products.

    The production, transportation and marketing of liquids and gas are complex processes that are subject to disruption due to transportation and processing availability, mechanical failure, human error and meteorological events (including, but not limited to severe weather, hurricanes and earthquakes). Our estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, we can give no assurance that our future production will be as estimated.


                              PRO FORMA


    Forest presents pro forma statements of operations for Remainco. The following unaudited pro forma statements of operations present the operating results of Remainco for the three months and years ended December 31, 2006 and 2005 giving pro forma effect to the Spin-off.

    The unaudited pro forma statements of operations presented do not purport to represent what the results of operations or financial position of Remainco would actually have been had the transaction occurred at the beginning of each period presented, or to project the results of operations or financial position of Forest for any future periods. The adjustments to present the pro forma results of Remainco are based on available information and certain assumptions that management believes are reasonable. Management believes this information allows for a more comprehensive comparison of Remainco's results in 2006 and 2005.


                        FOREST OIL CORPORATION
                  Pro Forma Statements of Operations
                             (Unaudited)

                  For the Three Months    For the Three Months Ended
                 Ended December 31, 2006        December 31, 2005
                ------------------------- ----------------------------
                          Spinco
                Remainco    (1)   Total   Remainco    Spinco   Total
                --------- ------ -------- --------   -------- --------
                       (In thousands, except per share amounts)
Revenue:
Oil and gas
 sales          $184,230      -  184,230  202,592 (a) 65,550  268,142
Marketing,
 processing,
 and other          (376)     -     (376)   4,321 (a)      -    4,321
                --------- ------ -------- --------   -------- --------
  Total revenue  183,854      -  183,854  206,913     65,550  272,463

Operating
 expenses:
Production
 expense          53,404      -   53,404   48,687 (a) 22,259   70,946
General and
 administrative    9,553      -    9,553   11,585 (b)    424   12,009
Depreciation
 and depletion    63,455      -   63,455   56,401 (c) 27,724   84,125
Accretion of
 asset
 retirement
 obligations       1,217      -    1,217    1,265 (d)  3,101    4,366
Impairment and
 other             1,590      -    1,590      558      3,648    4,206
                --------- ------ -------- --------   -------- --------
  Total
   operating
   expenses      129,219      -  129,219  118,496     57,156  175,652
                --------- ------ -------- --------   -------- --------
    Earnings
     from
     operations   54,635      -   54,635   88,417      8,394   96,811
                --------- ------ -------- --------   -------- --------

Other income
 and expense:
Interest
 expense          20,174      -   20,174   12,828 (e)  2,351   15,179
Unrealized
 gains on
 derivative
 instruments,
 net             (15,451)     -  (15,451) (24,478)(f)(28,514) (52,992)
Realized
 (gains) losses
 on derivative
 instruments,
 net              (6,632)     -   (6,632)  24,416 (g) 11,254   35,670
Other expense,
 net               3,261      -    3,261    1,794        202    1,996
                --------- ------ -------- --------   -------- --------
  Total other
   income and
   expense         1,352      -    1,352   14,560    (14,707)    (147)
                --------- ------ -------- --------   -------- --------

    Earnings
     before
     income
     taxes        53,283      -   53,283   73,857     23,101   96,958

Income tax
 expense          22,434      -   22,434   28,431 (h) 11,296   39,727
                --------- ------ -------- --------   -------- --------
    Net
     earnings    $30,849      -   30,849   45,426     11,805   57,231
                ========= ====== ======== ========   ======== ========

Weighted
 average number
 of common
 shares
 outstanding:
Basic             62,339          62,339   62,020              62,020
                =========        ======== ========            ========
Diluted           63,613          63,613   63,335              63,335
                =========        ======== ========            ========

Basic earnings
 per common
 share             $0.49            0.49     0.73                0.92
                =========        ======== ========            ========

Diluted
 earnings per
 common share      $0.48            0.48     0.72                0.90
                =========        ======== ========            ========

    _________________________

    (1) Forest's offshore assets were spun-off and merged with Mariner on March 2, 2006; therefore, there are no Spinco operations or expenses associated with Forest in the fourth quarter of 2006.


                        FOREST OIL CORPORATION
                  Pro Forma Statements of Operations
                             (Unaudited)

                For the Years Ended     For the Years Ended December
                  December 31, 2006                31, 2005
             -------------------------- ------------------------------
             Remainco  Spinco   Total   Remainco    Spinco    Total
             --------- ------- -------- --------   -------- ----------
                     (In thousands, except per share amounts)
Revenue:
Oil and gas
 sales       $768,180  46,289  814,469  670,245 (a)392,272  1,062,517
Marketing,
 processing,
 and other      5,536     (13)   5,523    9,528 (a)      -      9,528
             --------- ------- -------- --------   -------- ----------
 Total
  revenue     773,716  46,276  819,992  679,773    392,272  1,072,045

Operating
 expenses:
Production
 expense      197,000  18,791  215,791  177,753 (a) 84,122    261,875
General and
 admini-
 strative      48,010     298   48,308   41,940 (b)  1,763     43,703
Depreciation
 and
 depletion    244,657  22,224  266,881  204,346 (c)164,333    368,679
Accretion of
 asset
 retirement
 obligations    4,995   2,101    7,096    4,989 (d) 12,328     17,317
Impairment
 and other      3,668       -    3,668    3,904      7,228     11,132
Spin-off and
 merger
 costs          5,416       -    5,416        -          -          -
             --------- ------- -------- --------   -------- ----------
 Total
  operating
  expenses    503,746  43,414  547,160  432,932    269,774    702,706
             --------- ------- -------- --------   -------- ----------
  Earnings
   from
   opera-
   tions      269,970   2,862  272,832  246,841    122,498    369,339
             --------- ------- -------- --------   -------- ----------

Other income
 and
 expense:
Interest
 expense       70,402   1,385   71,787   54,027 (e)  7,376     61,403
Unrealized
 (gains)
 losses on
 derivative
 instru-
 ments, net   (73,788) (9,841) (83,629)  12,593 (f)  8,780     21,373
Realized
 losses on
 derivative
 instru-
 ments, net    23,821      43   23,864   23,646 (g) 11,744     35,390
Other
 expense,
 net            3,827       -    3,827    6,030        217      6,247
             --------- ------- -------- --------   -------- ----------
 Total other
  income and
  expense      24,262  (8,413)  15,849   96,296     28,117    124,413
             --------- ------- -------- --------   -------- ----------

  Earnings
   before
   income
   taxes and
   discon-
   tinued
   opera-
   tions      245,708  11,275  256,983  150,545     94,381    244,926

Income tax
 expense       86,551   4,352   90,903   54,302 (h) 39,056     93,358
             --------- ------- -------- --------   -------- ----------
  Earnings
   from
   contin-
   uing
   opera-
   tions      159,157   6,923  166,080   96,243     55,325    151,568

 Income from
  discon-
  tinued
  opera-
  tions, net
  of tax        2,422       -    2,422        -          -          -
             --------- ------- -------- --------   -------- ----------
  Net
   earnings  $161,579   6,923  168,502   96,243     55,325    151,568
             ========= ======= ======== ========   ======== ==========

Weighted
 average
 number of
 common
 shares out-
 standing:
Basic          62,226           62,226   61,405                61,405
             =========         ======== ========            ==========
Diluted        63,431           63,431   62,878                62,878
             =========         ======== ========            ==========

Basic
 earnings
 per common
 share:

  Earnings
   from
   conti-
   nuing
   opera-
   tions        $2.56             2.67     1.57                  2.47
  Income
   from
   discon-
   tinued
   opera-
   tions,
   net of
   tax           0.04             0.04        -                     -
             ---------         -------- --------            ----------
  Basic
   earnings
   per
   common
   share        $2.60             2.71     1.57                  2.47
             =========         ======== ========            ==========

Diluted
 earnings
 per common
 share:

  Earnings
   from
   conti-
   nuing
   opera-
   tions        $2.51             2.62     1.53                  2.41
  Income
   from
   discon-
   tinued
   opera-
   tions,
   net of
   tax           0.04             0.04        -                     -
             ---------         -------- --------            ----------
  Diluted
   earnings
   per
   common
   share        $2.55             2.66     1.53                  2.41
             =========         ======== ========            ==========

    _________________________

    (a) To allocate revenue and production expense directly attributable to the oil and gas operations of Remainco and Spinco.

    (b) To allocate salaries and other direct general and administrative expenses attributable to Remainco and Spinco. The Spinco allocation includes only general and administrative costs directly related to Forest's offshore Gulf of Mexico operations. Accordingly, no reductions were assumed for general corporate overhead costs, such as indirect personnel costs, professional services, cost of public ownership, insurance and accounting, which occurred subsequent to the Spin-off.

    (c) To allocate depreciation and depletion to give effect to the reduction in Remainco's consolidated full cost pool and a reduction in production volumes.

    (d) To allocate accretion expense attributable to asset retirement obligations associated with assets specifically related to Remainco and Spinco.

    (e) To allocate interest expense to give effect to the repayment of a portion of Forest's outstanding credit facilities using the approximate $200 million in proceeds received by Forest at the time of the Spin-off.

    (f) To allocate unrealized (gains) losses on derivative instruments that did not qualify for cash flow hedge accounting treatment.

    (g) To allocate realized (gains) losses on derivative instruments that did not qualify for cash flow hedge accounting treatment.

    (h) To allocate income tax expense to Remainco and Spinco based on Forest's effective deferred federal and state tax rates.


                     NON-GAAP FINANCIAL MEASURES


    In addition to net income determined in accordance with generally accepted accounting principles (GAAP), Forest has provided net earnings adjusted for certain items, a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to Forest's ongoing operations. A reconciliation between GAAP net earnings and net earnings adjusted for certain items are provided in the paragraphs in which the non-GAAP measure is presented. Net earnings excluding the effects of certain items should not be considered a substitute for net earnings as reported in accordance with GAAP.

    In addition to reporting net earnings as defined under GAAP, Forest also presents adjusted EBITDA, which consists of net earnings plus income tax expense - discontinued operations, income tax expense
- continuing operations, unrealized (gains) losses on derivative instruments, net, unrealized foreign currency exchange losses, interest expense, accretion of asset retirement obligations, depreciation and depletion, impairments and stock-based compensation. Forest further presents discretionary cash flow, which consists of adjusted EBITDA minus interest expense, current income tax expense, and other non-cash items. Management uses adjusted EBITDA and discretionary cash flow as measures of operational performance. Adjusted EBITDA and discretionary cash flow should not be considered as alternatives to net earnings as reported under GAAP. The following is a reconciliation of net earnings to adjusted EBITDA to discretionary cash flow (in thousands):


                                       Remainco        Total Company
                                  ------------------ -----------------
                                    Three Months Ended December 31,
                                  ------------------------------------
                                    2006     2005     2006     2005
                                  --------- -------- -------- --------

Net earnings                      $ 30,849   45,426   30,849   57,231
Income tax expense                  22,434   28,431   22,434   39,727
Unrealized gains on derivative
 instruments, net                  (15,451) (24,478) (15,451) (52,992)
Unrealized foreign currency
 exchange losses                     3,165        -    3,165        -
Interest expense                    20,174   12,828   20,174   15,179
Accretion of asset retirement
 obligations                         1,217    1,265    1,217    4,366
Depreciation and depletion          63,455   56,401   63,455   84,125
Impairments                          1,590        -    1,590        -
Stock-based compensation             1,856      337    1,856      337
                                  --------- -------- -------- --------
  Adjusted EBITDA                  129,289  120,210  129,289  147,973

Interest expense                   (20,174) (12,828) (20,174) (15,179)
Current income tax expense             (48)  (1,527)     (48)  (1,527)
Other non-cash items                (6,739)   3,573   (6,739)   3,573
                                  --------- -------- -------- --------
  Discretionary cash flow         $102,328  109,428  102,328  134,840
                                  ========= ======== ======== ========


                                       Remainco        Total Company
                                  ------------------ -----------------
                                        Years Ended December 31,
                                  ------------------------------------
                                    2006     2005     2006     2005
                                  --------- -------- -------- --------

Net earnings                      $161,579   96,243  168,502  151,568
Income tax expense - discontinued
 operations                          1,227        -    1,227        -
Income tax expense - continuing
 operations                         86,551   54,302   90,903   93,358
Unrealized (gains) losses on
 derivative instruments, net       (73,788)  12,593  (83,629)  21,373
Unrealized foreign currency
 exchange losses                     3,931        -    3,931        -
Interest expense                    70,402   54,027   71,787   61,403
Accretion of asset retirement
 obligations                         4,995    4,989    7,096   17,317
Depreciation and depletion         244,657  204,346  266,881  368,679
Impairments                          3,668    2,924    3,668    2,924
Stock-based compensation            13,240      763   13,240      763
                                  --------- -------- -------- --------
  Adjusted EBITDA                  516,462  430,187  543,606  717,385

Interest expense                   (70,402) (54,027) (71,787) (61,403)
Current income tax expense          (2,126)  (3,498)  (2,126)  (3,498)
Other non-cash items                (9,305)   1,611   (9,305)   1,611
                                  --------- -------- -------- --------
  Discretionary cash flow         $434,629  374,273  460,388  654,095
                                  ========= ======== ======== ========


    In addition to total debt, Forest also presents net debt, which consists of principal amount of debt less cash and cash equivalents on hand at the end of the period. Management uses this measure to assess Forest's indebtedness, based on actual principal amounts owed and cash on hand which has not been applied to reduce amounts drawn on the credit facility. The following table sets forth the components of net debt as of December 31, 2006 and December 31, 2005 (in millions):


                                 December 31, 2006  December 31, 2005
                                 ------------------ ------------------
                                 Principal Book (1) Principal Book (1)
                                 --------- -------- --------- --------
Credit facilities                  $  107      107       154      154
Term loans                            375      375         -        -
8% Senior notes due 2008              265      268       265      270
8% Senior notes due 2011              285      296       285      298
7 3/4% Senior notes due 2014          150      161       150      163
                                 --------- -------- --------- --------
Total debt                          1,182    1,207       854      885

Cash and cash equivalents              33       33         7        7
                                 --------- -------- --------- --------

  Net debt                         $1,149    1,174       847      878
                                 ========= ======== ========= ========

    _________________________

    (1) Book amounts include the principal amount of debt adjusted for unamortized gains on interest rate swaps of $20.6 million and $25.5 million at December 31, 2006 and December 31, 2005, respectively, and unamortized net premiums on issuance of $4.6 million and $5.5 million at December 31, 2006 and December 31, 2005, respectively.


 EXPLANATION OF RESERVE REPLACEMENT RATIO, FD&A COSTS AND CASH COSTS


    Remainco's all-sources reserve replacement ratio of 372% was calculated by dividing the sum of total additions, 420 Bcfe, by 2006 net sales volumes of 113 Bcfe.

    Remainco's FD&A costs of $2.15 per Mcfe were calculated by dividing the sum of total exploration, development and acquisition costs, $904 million, by the sum of total additions to estimated proved oil and gas reserves during 2006 of 420 Bcfe.

    Remainco's organic reserve replacement ratio of 258% was calculated by dividing the sum of total additions to estimated proved oil and gas reserves during 2006, excluding purchases of properties, 282 Bcfe, by 2006 net sales volumes of 109.5 Bcfe, which excludes the 13 MMcfe/d of net sales volume attributable to the Cotton Valley acquisition that closed on March 31, 2006.

    Remainco's organic F&D costs of $2.09 per Mcfe were calculated by dividing the sum of total exploration and development costs, $589 million, by the sum of total additions to estimated proved oil and gas reserves during 2006, excluding purchases of properties, of 282 Bcfe.

    Forest presents cash cost per Mcfe on an historical basis, which consists of the sum of production expense, general and administrative expense (excluding stock-based compensation), interest expense and current income tax expense:


                                      Years Ended December 31,
                               ---------------------------------------
  Remainco                        2006      Per Mcfe  2005    Per Mcfe
                               ------------ -------- -------- --------
                               (In thousands, except per-unit amounts)
Production expense                $197,000     1.74  177,753     1.79
General and administrative
 expense (excluding stock-based
 compensation of $13,930 and
 $763, respectively)                34,080     0.30   41,177     0.41
Interest expense                    70,402     0.62   54,027     0.54
Current income tax expense           2,126     0.02    3,498     0.04
                               ------------ -------- -------- --------

  Total cash cost                 $303,608     2.68  276,455     2.78
                               ============ ======== ======== ========


                           TELECONFERENCE CALL


    Forest management will hold a teleconference call on Tuesday, February 27, 2007, at 12:00 pm MT to discuss the items described in this press release. If you would like to participate please call
800.399.6298 (for U.S./Canada) and 706.634.0924 (for International)
and request the Forest Oil teleconference (ID # 8385215). A Q&A period will follow.

    A replay will be available from Tuesday, February 27 through March 6, 2007. You may access the replay by dialing toll free 800.642.1687 (for U.S./Canada) and 706.645.9291 (for International), conference ID # 8385215.


                      FORWARD-LOOKING STATEMENTS


    This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest's 2005 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

    These materials are not a substitute for the registration statement that was filed with the Securities and Exchange Commission
(SEC) in connection with Forest's proposed acquisition of The Houston Exploration Company (Houston Ex), or the joint proxy statement/prospectus to be mailed to shareholders. Investors are urged to read the joint proxy statement/prospectus when the SEC declares it effective, as it will contain important information, including detailed risk factors. The registration statement and other documents filed by Forest and Houston Ex with the SEC are available free of charge at the SEC's website, www.sec.gov, or by directing a request when such a filing is made to Forest Oil Corporation, 707 17th Street, Suite 3600, Denver, CO 80202, Attention: Investor Relations; or by directing a request when such a filing is made to The Houston Exploration Company, 1100 Louisiana Street, Suite 2000 Houston, TX 77002, Attention: Investor Relations. This news release does not constitute an offer to sell or a solicitation of an offer to buy any shares of Forest or Houston Ex common stock.

    Houston Ex, Forest, and their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the participants in the solicitation will be set forth in the final joint proxy statement/prospectus.

    Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and crude oil in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in Alaska, Louisiana, New Mexico, Oklahoma, Texas, Utah, and Wyoming, and in Canada. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

    February 26, 2007

                        FOREST OIL CORPORATION
                Condensed Consolidated Balance Sheets
                             (Unaudited)

                                             December 31, December 31,
                                                 2006         2005
                                             ------------ ------------
                   ASSETS                         (In thousands)

Current assets:
Cash and cash equivalents                     $   33,164        7,231
Accounts receivable                              125,446      178,124
Derivative instruments                            53,205          941
Deferred tax assets                                    -       77,346
Other current assets                              49,185       52,283
                                             ------------ ------------
  Total current assets                           261,000      315,925

Net property and equipment                     2,789,926    3,200,018

Derivative instruments                            15,019            -
Goodwill                                          86,246       87,072
Other assets                                      36,881       42,531
                                             ------------ ------------
                                              $3,189,072    3,645,546
                                             ============ ============

    LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable                              $  224,933      312,076
Accrued interest                                   6,235        4,260
Derivative instruments                             1,294      151,678
Asset retirement obligations                       2,694       33,329
Current portion of long-term debt                  2,500            -
Deferred income taxes                             14,907            -
Other current liabilities                         11,378       21,573
                                             ------------ ------------
  Total current liabilities                      263,941      522,916

Long-term debt                                 1,204,709      884,807
Asset retirement obligations                      61,408      178,225
Derivative instruments                               811            -
Other liabilities                                 32,240       45,691
Deferred income taxes                            191,957      329,385
                                             ------------ ------------
  Total liabilities                            1,755,066    1,961,024

Shareholders' equity:
Common stock                                       6,300        6,455
Capital surplus                                1,215,660    1,529,102
Retained earnings                                137,796      217,293
Accumulated other comprehensive income
 (loss)                                           74,250      (18,220)
Treasury stock, at cost                                -      (50,108)
                                             ------------ ------------
  Total shareholders' equity                   1,434,006    1,684,522
                                             ------------ ------------
                                              $3,189,072    3,645,546
                                             ============ ============


                        FOREST OIL CORPORATION
           Condensed Consolidated Statements of Operations
                             (Unaudited)

                               Three Months Ended      Years Ended
                                  December 31,        December 31,
                              -------------------- -------------------
                                 2006      2005     2006      2005
                              ----------- -------- -------- ----------
                              (In thousands, except per share amounts)
Revenue:
Oil and gas sales:
Natural gas                     $ 95,463  177,225  407,565    647,936
Oil, condensate, and natural
 gas liquids                      88,767   90,917  406,904    414,581
                              ----------- -------- -------- ----------
Total oil and gas sales          184,230  268,142  814,469  1,062,517
Marketing, processing, and
 other                              (376)   4,321    5,523      9,528
                              ----------- -------- -------- ----------
  Total revenue                  183,854  272,463  819,992  1,072,045

Operating expenses:
Lease operating expense           39,051   54,542  154,874    199,761
Production and property taxes      8,342   11,257   39,041     42,615
Transportation and processing
 costs                             6,011    5,147   21,876     19,499
General and administrative
 (including stock-based
 compensation of $2,005,
 $337, $13,930 and $763,
 respectively)                     9,553   12,009   48,308     43,703
Depreciation and depletion        63,455   84,125  266,881    368,679
Accretion of asset retirement
 obligations                       1,217    4,366    7,096     17,317
Impairment and other               1,590    4,206    3,668     11,132
Spin-off and merger costs              -        -    5,416          -
                              ----------- -------- -------- ----------
  Total operating expenses       129,219  175,652  547,160    702,706
                              ----------- -------- -------- ----------
    Earnings from operations      54,635   96,811  272,832    369,339
                              ----------- -------- -------- ----------

Other income and expense:
Interest expense                  20,174   15,179   71,787     61,403
Unrealized (gains) losses on
 derivative instruments, net     (15,451) (52,992) (83,629)    21,373
Realized (gains) losses on
 derivative instruments, net      (6,632)  35,670   23,864     35,390
Other expense, net                 3,261    1,996    3,827      6,247
                              ----------- -------- -------- ----------
  Total other income and
   expense                         1,352     (147)  15,849    124,413
                              ----------- -------- -------- ----------

    Earnings before income
     taxes and discontinued
     operations                   53,283   96,958  256,983    244,926
Income tax expense:
Current                               48    1,527    2,126      3,498
Deferred                          22,386   38,200   88,777     89,860
                              ----------- -------- -------- ----------
  Total income tax expense        22,434   39,727   90,903     93,358

    Earnings from continuing
     operations                   30,849   57,231  166,080    151,568

Income from discontinued
 operations, net of tax                -        -    2,422          -
                              ----------- -------- -------- ----------

    Net earnings                $ 30,849   57,231  168,502    151,568
                              =========== ======== ======== ==========

Weighted average number of
 common shares outstanding:
Basic                             62,339   62,020   62,226     61,405
                              =========== ======== ======== ==========
Diluted                           63,613   63,335   63,431     62,878
                              =========== ======== ======== ==========

Basic earnings per common
 share:

    Earnings from continuing
     operations                 $   0.49     0.92     2.67       2.47
    Income from discontinued
     operations, net of tax            -        -     0.04          -
                              ----------- -------- -------- ----------
    Basic earnings per common
     share                      $   0.49     0.92     2.71       2.47
                              =========== ======== ======== ==========

Diluted earnings per common
 share:

    Earnings from continuing
     operations                 $   0.48     0.90     2.62       2.41
    Income from discontinued
     operations, net of tax            -        -     0.04          -
                              ----------- -------- -------- ----------
    Diluted earnings per
     common share               $   0.48     0.90     2.66       2.41
                              =========== ======== ======== ==========


                        FOREST OIL CORPORATION
           Condensed Consolidated Statements of Cash Flows
                             (Unaudited)

                                              Years Ended December 31,
                                              ------------------------
                                                 2006         2005
                                              ------------ -----------
                                                   (In thousands)
Cash flows from operating activities:
Net earnings                                  $   168,502     151,568
Adjustments to reconcile net earnings to net
 cash provided by operating activities:
  Depreciation and depletion                      266,881     368,679
  Accretion of asset retirement obligations         7,096      17,317
  Impairments                                       3,668       2,924
  Unrealized (gains) losses on derivative
   instruments, net                               (83,629)     21,373
  Cash settlement on derivatives acquired in
   business combinations                                -      14,704
  Cash settlement on deferred derivative
   losses                                               -     (15,204)
  Amortization of deferred derivative losses       15,204           -
  Unrealized foreign currency exchange loss         3,931           -
  Deferred income tax expense                      90,004      89,860
  Stock-based compensation                         13,240         763
  Other, net                                       (9,305)      1,611

  Changes in operating assets and
   liabilities, net of effects of
   acquisition:
  Accounts receivable                                (640)    (15,350)
  Other current assets                            (39,860)    (25,858)
  Accounts payable                                  9,200       9,528
  Accrued interest and other current
   liabilities                                    (21,814)      6,650
                                              ------------ -----------
    Net cash provided by operating activities     422,478     628,565

Cash flows from investing activities:
Acquisition of subsidiary                               -    (196,645)
Capital expenditures                             (916,398)   (494,072)
Proceeds from sales of assets                       6,507      24,046
Other, net                                              -      (4,559)
                                              ------------ -----------
    Net cash used by invesing activities         (909,891)   (671,230)

Cash flows from financing activities:
Proceeds from bank borrowings                   3,410,778   2,351,741
Repayments of bank borrowings                  (3,280,574) (2,350,000)
Proceeds from term loans, net of issuance
 costs                                            367,706           -
Repayment of bank debt assumed in acquisition           -     (35,000)
Proceeds from Spin-off                             21,670           -
Proceeds from the exercise of options and
 warrants and from employee stock purchase
 plan                                               6,811      43,377
Cash settlements on derivatives acquired in
 business combinations                                  -     (14,704)
Other, net                                        (12,559)        (10)
                                              ------------ -----------
    Net cash provided (used) by financing
     activities                                   513,832      (4,596)

Effect of exchange rate changes on cash              (486)       (759)
                                              ------------ -----------

Net increase (decrease) in cash and cash
 equivalents                                       25,933     (48,020)
Cash and cash equivalents at beginning of
 period                                             7,231      55,251
                                              ------------ -----------
Cash and cash equivalents at end of period    $    33,164       7,231
                                              ============ ===========


    CONTACT: Forest Oil Corporation
             Patrick J. Redmond, 303-812-1441
             Director - Investor Relations